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------                                                                                               -------------------------------
FORM 4                                                                                                       OMB APPROVAL
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION              -------------------------------
[ ] Check box if no longer                              WASHINGTON, DC 20549                         OMB Number            3235-0287
    subject to Section 16. Form                                                                      Expires:      December 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                  hours per response ........ 0.5
                                                                                                     -------------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Moore          David           E         |    Pulitzer Inc.(PTZ)                           |       X    Director    X   10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |       01/2000           |     -----
 900 North Tucker Boulevard              |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |    ###-##-####        |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | -- Form Filed by One Reporting Person
 St. Louis        MO             63101   |                       |                         |
-----------------------------------------|-------------------------------------------------| -- Form Filed by More than One
(City)          (State)          (Zip)   |                                                 |    Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
  Common Stock, $.01 par value (1)    |   01/18/00   |   G   |  V    |(2)9,048|  D   |  $41.75  |(3)3,169,604 |    D     |   (4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
  Common Stock, $.01 par value (1)    |              |       |       |        |      |          |       1,695 |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
  Common Stock, $.01 par value        |              |       |       |        |      |          |         182 |    I     |By spouse
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
  Common Stock, $.01 par value (1)    |              |       |       |        |      |          |     516,808 |    I     |   (5)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of
securities beneficially owned directly or indirectly.                                                                        (Over)
*If the form is filed by more than one reporting person,                                                            SEC 1474 (3-99)
see Instruction 4(b)(v).



                                                      Potential persons who are to respond to the collection of
                                                      information contained in this form are not required to
                                                      respond unless the form displays a currently valid OMB
                                                      control number.

                                                                                                                        Page 1 of 3

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                                        /s/ David E. Moore                2/8/2000
                                                                                        --------------------------------  -------
                                                                                        Signature of Reporting Person(1)    Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                           (Print or Type Responses)

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FORM 4 (continued)       Explanation of Responses



Name:    Moore, David E            Statement for Month/Year: 01/2000
         900 North Tucker Boulevard             Issuer Name: Pulitzer Inc. (PTZ)


         St. Louis    MO  63101-
--------------------------------------------------------------------------------
Note: 1  Table I. Item 1.
         Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock.

Note: 2  Table I. Item 4.
         Immediately prior to gifting, the reporting person converted these 9,048 shares of Class B Common Stock into 9,048 shares of Common Stock, which are no longer subject to the Pulitzer Inc. Voting Trust described below.

Note: 3  Table I. Item 5.
         Mr. Moore may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 13,381,956 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which he is a trustee.

Note: 4  Table I. Item 7.
         Right to acquire upon conversion of 3,169,604 shares of Class B Common Stock held in the Voting Trust described above.

Note: 5  Table I. Item 7.
         Right to acquire upon conversion of 516,808 shares of Class B Common Stock held in the Voting Trust described above. Of these 516,808 shares, 516,442 shares are held in a Grantor Annuity Trust for the benefit of Mr. Moore and 366 shares are held by the wife of the reporting person.


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